UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 12, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 22, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 2, 3, 4, 6, 7, 8, 9, 10, 11, 12, 13, 20, 21, 22, 23, 24, 25, 26, 30, 31, 33, 35, 36, 40, 42, 43, 44, 45, 46 and 50 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 10, 2004

1.             Am I correct in believing that the $2 million write-down of the investment in the technology company was recorded in the “other” expense line?  If I recall correctly, there was a similar charge in the fourth quarter of 2002.  While I realize that these investments are reviewed periodically and charges are taken as needed, I’m wondering how much more of such investments that you have made over the years are still on the books?

The $2 million asset impairment write-down was recorded in “other” expenses in the second quarter of 2004.  And yes you are correct in recalling that there was a similar impairment write-down of $2.5 million that occurred in December 2002.  We have not made a lot of this sort of investment, in fact this is the only one.  We now have only a very immaterial amount left on our books related to this technology investment.

2.             Please provide a status update on the rollout of the North American service offering?  How much gross and net revenue were recognized in the customs brokerage segment from this offering?  What is the anticipated timeframe toward profitability for this offering, assuming it isn’t profitable today?

Our new North American Transportation service is doing quite well by our standards.  The amount of gross and net revenue is still rather immaterial given our total figures, but we believe that this new service is already marginally profitable.

We are picking up customers and cautiously moving forward.  We are trying to be very careful by not allowing ourselves to fly higher than we’re willing to fall, but so far, we’re very excited about that progress that we’re making and the measured steps we’re taking to build this business.

3.             While we realize that you do not manage the business with an obsessive focus on net revenue margins, at 17.5% the ocean net margin was the lowest we have ever seen and this was down 200 basis points in the second quarter of 2004 versus last year.  What are the causes of this decline?  Has capacity become increasingly difficult to find, has the mix of business changed, has a more crowded competitive environment resulted in pricing pressures, or is there something else occurring?

As you note, ocean net revenue margins for the second quarter of 2004 were historically low, at least from the perspective of recent memory.  We anticipate that they will increase somewhat during the latter part of 2004 as we’ve been successful in implementing rate increases from the new contract season beginning last May.  Probably for all of the reasons you cited, there was significant margin pressure during the first half of this year.

The bright spot, however, is that our worldwide container count was up 30%.  We are very content with the fact that there was significant year-over-year volume growth in this product offering despite the lower margins.

4.             The European market had a very nice second quarter, with net revenue growth of over 17% and operating income growth of roughly 60% for 2004 compared with 2003.  Would you characterize this as being on target with your expectations?

Anytime you’re up 60% off a respectable comparable number, as Europe was in the second quarter of 2004, we believe that by definition you have exceeded any reasonable expectations.

As we have said in this forum for some time, Europe has great potential by merely increasing its share of the inbound market from the Far East. Given where we started and remembering some of the excruciatingly painful decisions, both personally and professionally, that were necessary along the way, we’re very buoyant over our recent European results.

That said, no one in Europe is resting on their second quarter laurels; there are plenty of challenges to be faced in the third and fourth quarters of 2004. There is still a lot of work to do before Europe takes its rightful place among the Far East and the Americas with respect to profit contribution.

5.             Operating margins in the second quarter of 2004 were stellar.  If you could, please provide greater clarity as to the performance of the labor, rent and other line items.  Is the performance here as a percent of net revenue a function of leverage in your business model or is there anything that we should be aware of that would be considered unsustainable?

Sometimes all the expense analysis in the world won’t show what really went on with any sort of clarity. Yes, there was expense control in the second quarter of 2004, as there usually is, but the real story was that there was just a whole lot of freight out there, particularly from what we experienced a year ago.

6.             There has been a lot of speculation that, given capacity constraints across transport modes, the peak shipping season may have started earlier this year than in the past.  Would you agree with this assertion?  Have you begun to see the typical seasonal ramp in ocean and air in August 2004 or has demand remained fairly consistent from July?

In the sense that shipping volumes, year-over-year are up significantly, peak may have started earlier in 2004 than last year. We don’t see any evidence that customers are shipping earlier to anticipate the distinctive seasons (i.e. back to school, fall, holiday).

7.             Are you devastated by the loss of the Vastera law suit?  Is this meaningful to earnings at all?

It never feels great to lose and we lost.  In many ways, we are still too close to the fight to have any real sense of perspective about the case.  We know we are disappointed and maybe more than a little angry, but we are far from devastated.

We know that we stood up for what we believed in and we know that we told our story through the efforts of many current employees who simply told the truth.  It should have been enough, but in the end it wasn’t.

At this point we can appeal the significantly adverse legal rulings that created the verdict or we can just move on.  Maybe we will do both.  From a financial statement perspective, we have expensed our legal bills as we have gone along and believe that any remaining financial statement ramifications from the verdict, with or without an appeal, will be immaterial.

8.             Can you comment on the progress of litigation with Vastera over the Ford contract?  Is there opportunity for any of that Ford business to return?

We have already addressed the status of the litigation in the proceeding answer.  We do however want to make clear in answer to your first question that the lawsuit was never over “the Ford contract” per se.  It was about the processes and procedures developed by Expeditors to service the Ford business.

As to getting the customs brokerage business back, the parts business controlled by Visteon has returned to Expeditors.  Before Visteon became a separate stand-alone corporation, this was business we handled under the Ford umbrella.

As for the Ford business itself, it is no secret that Ford is a significant shareholder in Vastera and that Ford watched very keenly the progress of the lawsuit. We never sued Ford and never contended that the Ford Motor Company did anything wrong.  Expeditors would do business with Ford again if the opportunity manifests itself in some manner that was mutually beneficial to both parties.

9.             As a recent investor I find your willingness to answer questions and the openness with which you do so far more important than the specific answers.  Many of the questions you receive seem to be asked by individuals pointlessly trying to get an investment advantage out of detailed information about some tiny part of the business. Therefore, I will ask some completely different questions.

a. What question do you wish someone had asked you and what is the answer to that question?

One pertinent one would be: Why does Expeditors profess not to show an intense interest in yields by product?

Our answer would likely go something like this:  We are certainly interested in yields, but we feel that questioners fail to understand the relevance of yields in our business.  Therefore, the focus on yields risks overstating their effects. Too often, those who follow our company, ask questions that assume yields in our non-asset service business are homologous with yields in a product business.  We would submit that they are analogous at best.

Yields in the making and selling of widgets have life cycle, inventory valuation and corporate longevity issues clearly wrapped around them. Our yields do not.  Similarly, in the case of an asset-based transportation provider, where there is a finite limit of space that has to be dealt with, yields have a much deeper meaning than they do in our non-asset based model.

It is true that in both the non-asset and asset based transportation models; yields are a reflection of market conditions at a point in time and will change as market conditions change. But the asset-based provider has only one chance to fill up each move.  In the non-asset based model, an understanding of why yields move is helpful, but it is not necessarily the “be all” or “end all” in terms of understanding the business.

For Expeditors, the relevant point is how many shipments we can process without having to increase our semi-variable costs like personnel.  We are not often limited by a fixed amount of asset capability, so we do not have to ration the freight we can move.  We can always accept freight up and to the point that we can’t cover our incremental costs.  Irrespective the damage to yields, the result will always be additional profit.

b.  What is the most interesting thing that has happened at Expeditors in the past several months and what is the significance of this event?

Under the proviso that what is most interesting may not be the least bit significant, we would answer that the most interesting thing that has happened was the trial and the verdict in our Vastera lawsuit.

c.  Does Pete Rose belong in the Baseball Hall of Fame?

This question just might be more controversial than some of the questions we’ve answered that have gotten us into trouble.  Our first thought was “Does the Baseball Hall of Fame have any freight?”  We decided maybe some, but quickly identified an area where we might have more freight at risk. We have some very good customers in Cincinnati who do have a lot of freight.  The last thing we want to do is to lose some freight pontificating about something that we have absolutely no bona fides to discuss.

On the other hand, we recognize that your question is likely the result of the fact that our CEO for slightly less than 16 years has been one Peter J. Rose. As such the question is related to Expeditors and deserves an honest answer.  Peter J. Rose, our CEO, like Pete Rose the baseball player, had over 4,000 hits during his career.  The difference is our guy's hits came as a hockey defenseman, not as a professional baseball player.  Raised in Canada and never really having claimed to be a baseball player, Peter J. Rose could never hit the curve and does not deserve to be in the Baseball Hall of Fame without a paid admission.

10.          A number of your competitors are particularly uncertain regarding the airfreight capacity environment in Asia during the upcoming peak season (with some especially reliant upon short-term charter lift). Do you see capacity entering the market at an above average rate and how do you think gross yields will compare vs. the second half of 2003 based on what you’ve seen thus far?

This sounds an awful lot like a request for a projection and we don’t do those.  Currently, the conventional wisdom out there says that we’re going to have a strong peak season.  As you know that can change, but based on what has occurred for the first half of 2004, freight volumes look pretty strong.  If they follow the historical patterns, we currently believe that we can anticipate a strong peak.

Strong peaks typically create lower yields than those experienced the first half of a year.  The lower margins are a result of space constraints, backlogs, and all sorts of inconveniences that test the mettle of the logistics professionals.

11.          How much of Expeditors’ anticipated peak airfreight demand is typically “covered” with forward purchases of capacity/charter arrangements at this point in the year? How does the current proportion of “covered” capacity compare to previous years?

We don’t purchase a lot of what you are referring to as “covered” through forward purchases. In some key markets, we may enter what we call a Blocked-Space Agreement.  Based on overall space commitments, however, these blocked-space agreements are not a material part of our planning.

The decision to utilize charter space is one that we make year by year.  Two years ago, we had in excess of 150 charters; last year we had fewer than ten.  To disclose our prospective position at the mid-point in any given year would not be in our competitive best interest, so we’ll politely decline to comment and hope you understand.

12.          European results, particularly operating income, were notably strong during the second quarter of 2004 off of difficult comparisons one year ago.  Were there specific actions taken to reduce operating costs or notable customer wins during the quarter that would explain these results?

Nothing special, just continuations of the turn-around plans we’ve had in place for some time.  There was more business, but that is the way we like it.

We didn’t pick up the battleship account here or there; it was many new customers in many different offices that made this contribution.  We are building our customer base bit by bit, trying to avoid the customer concentration issues that had previously plagued our European operations.

13.          What is a fair effective tax rate assumption for the remainder of calendar 2004?

Good question, but as we stated a while ago picking the effective tax rate is a fool’s game.  Our best guess is that it should be similar to our second quarter.  It was 35.63% in the first quarter of 2004 and 35.55% in the second quarter.

14.          Which company did Expeditors invest in that resulted in the second quarter of 2004 impairment write off?  Does Expeditors have other such investments?

We see no point in disclosing the name of the entity.  We made an equity investment for certain strategic purposes.  Given the nature of this investment, we do not regret the decision to make this investment, as the benefits to Expeditors from the technology that was spawned from this investment will provide returns both internally and externally for many years to come.

As stated above, this was a unique situation and we do not have any other such equity investments.

15.          I noticed that your net revenue margins for air and ocean have been shrinking in the past few quarters.  How much of this is due to the increased prices of oil? Are there other factors causing these margins to shrink?  Do you foresee your net revenue margins continuing to shrink and if so, to what extent?

For the second quarter of 2004, net air revenue margins were the same as the second quarter of 2003.  We think that the ocean market pressures had more to do with the overall supply and demand conditions than with tangential market factors like the price of oil.

16.          What are some of the differences that cause a 35% increase in Far East revenues to result in a 54% increase in operating income; while a 21% increase in Europe revenues results in a 60% increase in operating income.

There are a number issues, like leverage, relative size of Europe versus the Far East, mix of business, improvement potential, and etc.

17.          For the second quarter of 2004, gross revenue for air, ocean, and customs brokerage were up 28%, 25%, and 32% respectively.  Can you discuss how much of these increases were a function of higher volumes versus higher freight rates?  Specifically, can you provide an aggregate estimate of the year-over-year percentage increase in airfreight and ocean freight volumes?  Can you provide a rough estimate of the year-over-year percentage increase in freight rates for your busiest trade routes?

For air and ocean, tonnage and container volumes measured by the FEU (forty-foot equivalent units) were up 28% and 30% for the second quarter of 2004 measured year-over-year, respectively.  As airfreight yields were pretty much the same on a year-over-year basis, the increase in air freight gross and net revenues must be totally volume related.  Ocean freight yields were down just over 200 basis points, so our increases in ocean freight net revenue actually were definitely all related to volume increases.

To those who may look at our second quarter 2004 results and attempt to make us feel embarrassed about these profits, we hasten to add that we aren’t making any more on our airfreight on a per kilo basis than we were last year.  On our ocean freight, we’re actually making less on a per FEU basis.  We think this bears mention whenever “how well you guys are doing” happens to come up.

18.          It appears that growth accelerated slightly in the second quarter of 2004 relative to the first quarter.  Is this primarily due to accelerating volumes, rates, or both?

Accelerating volumes.

19.          Does Expeditors focus more on “yield per weight unit” or “absolute dollar profit per weight unit”?  While I recognize that employees are probably trying to maximize both measures (without losing the business), do you think they place a greater emphasis on one measurement over the other?  Does Expeditors have any rules of thumb regarding target “yield per kilogram” or “profit per pound” for a given trade lane?

Our employees focus on trying to maximize net revenue. We don’t think in terms of the stuff included in your question; we just know that more is better.

20.          Let’s assume that demand for forwarding services can be a) strong, or b) weak; and that the supply of capacity can be x) tight, or y) lots of available capacity.  Listed below are the four combinations of demand and supply conditions.  Can you rank them from the least attractive to the most attractive operating environment?  How would you describe the current environment?

•      Weak Demand, Tight Capacity

•      Weak Demand, Lots of Available Capacity

•      Strong Demand, Tight Capacity

•      Strong Demand, Lots of Available Capacity.

First of all, Weak Demand, Tight Capacity and Strong Demand, Lots of Available Capacity almost never seem to happen.  In fact, if they do, they don’t tend to last long enough for anyone to have any kind of a strategy for dealing with them.  Interesting matrix, but there is not much meaning there.

That leaves Strong Demand, Tight Capacity and Weak Demand, Lots of Available Capacity.  Weak (or maybe weaker) demand and lots of available capacity is typically found in the first half of any given year.  Strong demand and tight (or just tighter) capacity is more often experienced in the last half of a year.  We make more money the last half of the year, because strong demand means volumes are up and tighter capacity means prices are higher even though yields are often lower.  A lower yield from a higher price typically means increased profits.

21.          Expeditors has stated goodwill of 7.774 million.  Considering the company’s reputation, don’t you think this is somewhat under valued?  How does your company calculate this value?

We are going to try to answer this question simply and succinctly, but you may want to consider taking an accounting course of some sort - if only to get an understanding of the fact that accounting operates according to its own unique set of rules that are sometimes unrelated to real world economics.

Goodwill, as it is shown on corporate balance sheets under the rules of accounting, arises only through an acquisition of a business entity.  It is simply the difference (residual) between what you paid for the entity and the fair market value of the identifiable tangible and intangible assets.  The tangible assets are easily understood and the intangible assets are the things like customer lists that have a fixed and determinable life.

Accountants used to amortize goodwill over a period of years not to exceed forty.  After a recent change in the rules, goodwill now just sits on a balance sheet until there is some sort of an “impairment” event.  When this “impairment” event happens, you are supposed to write down the value of the goodwill to reflect this new economic reality. So rather than being a constant drain on earnings for thirty or forty years as was the case when we all amortized the stuff, goodwill now disappears, if at all, in a big bang that seems to be overlooked or applauded by financial analysts.

As you noted, at Expeditors we actually have very little goodwill.  We make this statement based upon comparisons with our competition.  We got this way because we don’t do a lot of acquisitions and therefore we don’t have the opportunities to record a lot of goodwill. We actually think that is a good thing that has contributed favorably to our reputation.

22.          Our stock club has been evaluating your company, and we are very favorably impressed. Before we invest in a company our policy is to ask  a few questions to satisfy our social responsibility criteria. We would greatly appreciate your brief response to the following eight questions:

a.                What percentage of your employees are covered by health care?

In the United States we provide medical, dental and vision coverage for all employees, their spouses and dependents. There is no monthly cost for this coverage and the deductibles and prescription co-pays are very modest.  Elsewhere, it is our policy to provide whatever market benefits are available. Where national health insurance is not available to employees, we typically have a company-sponsored health plan for all full-time employees. In many places where there is compulsory national health insurance, there are supplemental health benefits sponsored by the company.

b.              Do you monitor operations for humane work conditions?

No, but we pride ourselves in having good working conditions. Our offices around the world have the same standards.  One of the greatest compliments we have received is from a customer who visited our office in Dacca, Bangladesh and said that he could have been visiting our San Francisco or New York office.

c.               What is the minimum wage of your workers?

We pay prevailing wages in every country in which we operate and the same bonus plan is in existence world-wide: 20% of the pre-tax operating branch profits are paid to the local employees and 5% to the regional management. As we don’t use expatriates in the developing world, our offices are staffed by nationals in almost all cases.  Because our employees participate in the global economy, people in our industry are usually much better off than their fellow citizens who participate only in the local economy.

d.              Is there a labor union?

It depends upon the country.  In general, unless union membership is a legal requirement, none of our employees are members of a collective bargaining unit.

e.               Do you have a formal corporate charitable giving program?

No.

f.                  Does your company contribute to any political action committees?

No.

g.              Do you provide disclosure of accidents and hazard protection for employees?

No.  Without wanting to sound defensive, most of our employees work on computers, so the greatest job hazard is paper cuts, eyestrain and the occasional case of carpal tunnel syndrome.  For those employees working in warehouses, we do comply with all local labor conventions.

h.              Do you perform an assessment and annual environmental audit of your world-wide operation?

No.

23.          I am an investor in your company and noticed in the last week the price of our stock dropped by over 10%. Besides the obvious drop in the overall Dow, can you explain if there are any other reasons for this drastic drop?  When you think the price will be picking-up to where it was before?

No, we really can’t explain and we have no idea what the price will do next.  If these questions are really important to you, you should really reconsider your decision to invest any money in the stock market.

We don’t mean to simplistically dismiss your question, but we truly have no idea why our stock runs up or down in the short term.  In the long run, the stock price has tended to track earnings and that has been a good thing.  We have our hands full with earning the profits, the stock price will have to take care of itself.

24.          We would like you to address and review comments made in the December 2000 8-K, question 9, regarding any interest or planning to compete in the domestic U.S. freight forwarding market.  Your response was “It is our observation that the current interest in combining domestic and international is coming from Wall Street, not Main Street”.  Your response to a question in the May 18, 2004 8-K about the introduction of a dedicated domestic U.S. freight-forwarding network was “Currently we are operational in all major gateways and many other branches.”  When did Expeditors first decide to go into the domestic freight forwarding business?  What has changed about your view regarding  “one stop shop” and Main Street?   Do you still have the same view regarding Wall Street or is it possible that Wall Street might be right sometimes? We hope you believe this question is fair.

Yes, we most certainly did say in our December 18, 2000 response to Question 9 that “It is our observation that the current interest in combining domestic and international is coming from Wall Street, not Main Street.”  We think we were right back then.  If you look at the residue of the business combinations that were transpiring in the logistics industry at around that time, which undoubtedly gave rise to the original question, we think the passage of time validates what we were saying.

Those transactions do not appear to have created much value as a result of bringing “one stop shop” capability to customers. A review of market returns generated over the last four years by the “one stop shop” wannabes illustrates our point more accurately than anything we could write here on the topic.

As an aside, it is important to remember that when assessing the returns of firms traded on a non-U.S. stock exchange, you should probably compare market returns in the quoted currency of the particular stock market, not in linearly translated U.S. dollars as the returns on currency positions have nothing to do with underlying fundamentals of the company in question.  A stock listed on the DAX exchange, for instance, could have been absolutely flat for the last two years, but given the Euro’s rise against the dollar during the same period, could show an excess of 50% return on a Euro-denominated asset.  This would not be the market’s measurement of stellar logistical performance, rather it would be the market rewarding a timely decision to move dollars into the Euro.

With respect to when we first “decided” to go into the North American domestic freight market, we don’t exactly recall the point in time when we decided that there may be a segment of the domestic business that made sense for us to pursue.  If we had to pinpoint a date, the best we could do is to say that it must have been almost a year later, say towards the end of 2001.

This decision was driven as much by the opportunities we saw for driving down our inland costs rather than the itch to establish a high-end, value added, time-definite domestic service.  Our efforts in this area have never been a secret.  We have responded to inquiries made by analysts requesting to know why we decided to go into a domestic service several times before.

We refer you to our response to question 13 in the 8-K dated July 24, 2003.  We think this to be the best explanation of our philosophy in developing this new product.  It was a good question from an analyst who has followed us for a long time and who seems to understand what she is talking about.

Whether or not Wall Street was right or wrong is probably not the real issue here, although we don’t want you to think we are ducking this portion of your question.  But, we recognize that there is an inherent difference between an investment call made by a doyen of Wall Street and the management decisions that face folks like us on a day in and day out basis.

An investment call only has to be right for a limited period of time and as such there is a greater tolerance for error.  Wall Street can and will bail out of a position at will.  In short, Wall Street can afford to bet on the wrong horse and even if they are riding a beast, they are free to get off any time their horse starts to lose momentum.  The rest of us must run the full race.

As a business strategy, the notion of a “one stop shop” is at best a fad and is not something that can go the distance.  Our decision to create a “time definite domestic service” is not the same thing.

Finally, as to whether or not we think this question is fair, we answered it didn’t we?  We appreciate the fact that you looked through our prior 8-Ks as extensively as you obviously did.  Certainly, things change and not every word written several years ago is as fresh as when it was first written, but by the same token there is a lot of information in those older reports that is still very educational.

25.          We just wanted to ask a couple of questions related to branch level profitability.  How do operating margins tend to move over the course of a branch office’s life?  I would guess that margins improve; if so, what would you attribute this to?  For a mature office, what is a realistic target operating margin?

There are really no target operating margins here at Expeditors. In general, every branch consistently does the best they can because that is what our system rewards.

There are recognizable cycles that offices go through as they grow and evolve, but maturity is a relative thing based on the size and nature of the local market.  Just as a full-grown pygmy python will never need to eat as much as a mature anaconda, the management and profitability potential of a mature office in St. Louis involves a different set of dynamics than does a mature office in Chicago.

Operating margins tend to vacillate as offices go through phases from start-up, where the District Manager is the primary manager and there are no formalized departmental managers to what would be a mature, heavily departmentalized office where each department is led by a seasoned professional manager who reports into the District Manager.

There is ample opportunity for the large, departmentalized office to have the same high operating margins as the small branch that is just hitting full stride. In our network, our largest branches tend to have relatively consistent margins that are shaded toward the “high” end of the range.

26.          What percent of international airfreight shipments — stuff you would view as potential business — is handled by integrators?  How has this percentage changed over the past 5 and 10 years?  Does it appear that integrators can capture additional market share?

We do not have this statistic at our fingertips nor are we concerned that we don’t.  In fact, we think you should be worried if we cared.

There is a story, no doubt true in some version, concerning Pablo Picasso that fits in here.  It seems that Picasso was once asked to opine on whether or not a particular work of art was a genuine Picasso or a relatively worthless fake by some unknown.  After studying the painting in question for some time, Picasso declared that it was indeed a fake reproduction of an original Picasso.

One of the art investigators present noted how similar the unknown artist’s technique appeared to be to Picasso’s own style, inquiring of Picasso as to whether or not he had any idea who could paint using his (Picasso’s) particular technique as closely as the unknown artist had.  Much to everyone’s surprise, Picasso declared that he knew who had created the fake painting.

When pressed, Picasso said that he had created the painting they were studying.   Somewhat confused, the various art experts in attendance asked how the painting could be both a genuine Picasso and a fake?  Smiling, the great Picasso is purported to have said “Sometimes even Picasso fakes Picasso.”

Apparently, while a starving, struggling young artist, it was not uncommon for Picasso, on occasion to “reproduce” and re-sell copies of paintings that he had already sold to some well-to-do patron, hence selling a fake that was simultaneously a genuine Picasso.

Returning to the airfreight markets, integrators can be amazingly “chameleon-like”.  It is not uncommon for integrators to approach non-asset based logistics companies in the same way as conventional direct carriers: offering space for money.  It is also not uncommon for an integrator, on occasion, to approach a forwarder’s customers directly.

Sometimes they present themselves as a logistics company to our customers while presenting themselves to folks like us as a direct air carrier. Asset-based integrators, however, value the small air parcels and the $25 per pound envelopes they handle more than they do the heavy cargo that we handle.  Given their druthers, they would rather have a plane full of the very high-margin items than a plane full of our lower-margin heavy freight.

Because of the differences in the economics of the asset-based and the non-asset based models, the maximization of asset utilization is much more critical for the asset-based integrator than it is with the knowledge-based, non-asset provider.  With the asset-based model, there is only so much asset to go around, hence a natural “culling” exists during times when space is tight.

Understandably, the loadmaster for the last flight out of Pompei will always attempt to generate the most revenue possible. Once you have all the $25.00 per pound envelopes and small packages that are available, you’re not above “faking” your way around the forwarder’s line of work professing to be a direct carrier.

The knowledge-based, non-asset provider does not have to worry about asset utilization.  We never have “the last and only” flight out of Pompei or anywhere else.   The only meaningful constraint is whether or not we have to add additional people and as long as we can process additional shipments without having to substantially increase headcount, incremental profit falls right to the bottom line.  We think this fact alone allows us more flexibility in designing supply chain solutions without faking anything.

27.          What percent of international ocean freight shipments — stuff you would view as potential business — goes through forwarders?  What percent goes directly from shippers to ocean carriers?

We can’t be sure of an exact percentage here, but there is certainly more ocean freight that moves directly to and then through carriers than there is that goes to carriers through forwarders.

28.          For ocean forwarding, what percent of shipments are forwarded via container ships?

Again, this is another statistic we don’t track.  A great deal of ocean traffic is the bulk commodities that do not move in containers.  While there are forwarders who specialize in transportation of bulk commodities, we are not one of them.  Therefore, we’re not sure that knowing this information would do you or us any good at all.

29.          When discussing buy and sell rates, how are rates quoted?  Is it in terms of dollars per unit of weight — for example, $/pound or $/kilogram?  Can you provide an example of how rates would differ for belly space obtained on the spot market vs. block space arranged in advance?

This depends on what mode of transportation is being quoted.  Airfreight is quoted in kilos (and sometimes in pounds), FCL ocean freight is quoted by the container (or “box”), LTL ocean freight is quoted by the cubic meter.  The currency could be dollars and then again maybe not.

There typically isn’t a difference between airfreight space quoted as “belly” or dedicated freighter space.  Space on dedicated freighters can also be purchased on the spot market.

30.          To what extent do you use electronic platforms like GF-X?  Are these platforms gaining in popularity?

We don’t use electronic platforms like GF-X.  There have been several very high-profile attempts, typically by asset-based carriers, to further the adoption of GF-X type platforms.  So far, these attempts remind us of sometime trying to herd cats or force-feed hot marshmallows to a porcupine.  It is theoretically possible to accomplish any one of the three, but is not something you want to watch.

31.          Can you discuss the mechanics of winning a piece of business?  Is it typically done through a bidding process?  If so, are these processes conducted via on-line auctions?

The mechanics of winning a piece of air, ocean or brokerage business are probably not unlike the mechanics of winning a piece of anything else.  It’s typically done through introductions and cold calling together with follow-up and persistence.  Once you get past this, good execution with a trial shipment or two is helpful.

As a matter of policy, we don’t actively participate in on-line auctions.  We may submit our pricing electronically, but we don’t stick around for the great cyber-mojo that follows.  Customers looking to just make a commodity buy are not really our target market.

32.          How many regional vice presidents are there?  What regions do they cover?

A total of fifteen Expeditors employees have the title regional vice president.  Seven of these are based in North America, two operate in Latin America, and the Far East and the Middle East/Africa/Europe regions each employ three.

33.          What are your thoughts on the Cargo2000 initiative?  Are you considering joining?

While we have discussed the possibility of joining in the past, we are not currently considering Cargo2000 membership.  Yes, we did read your first question, and no, we didn’t forget to answer.

34.          What is the size of your average customer relationship?

Average is a difficult word to apply to us. Our top 50 customers make up only 30% of our net revenue.  Applying some basic arithmetic to this fact we estimate that the average size of a top 50 customer would be about $4.47 million. It falls off rather steeply from the top 50 and the average customer size for the many thousands of other customers is certainly much smaller.  Finally, we really don’t think like this because each customer, no matter the size, is important to us.

35.          On average, which trade lanes tend to have the highest yields?  Which trade lanes tend to have the lowest yields?

Exports from North American and Europe currently tend to have the highest yields while the Asia to North America and Asia to Europe trade lanes tend to have the lowest yields.  That said, Expeditors makes the most money on the Asia to North America lanes simply because the volume is so much higher than anywhere else.

36.          I’m trying to get a better understanding of possible economies of scale in this business.   Does a wider branch network increase profitability?  If so, how?  Does a denser branch network — i.e., more branches in a specific region — increase profitability?  If so, how?

If you are going to be a global logistics provider, it is important that you have a global network.  Once you have established the global coverage, profitability is dependent on how much freight there is moving from here to there.

37.          Over your history, how many years have you experienced a decline in air or ocean volumes?  Which years?

We don’t remember ever having a decline in ocean freight volumes.  In recent history, the only time that we’ve had a decline in airfreight volumes was 2003, which was really a result of the huge gains that occurred in the prior year as a result of the 2002 West Coast port disruptions.

38.          In your opinion, what are the primary reasons why you might lose an existing customer?

Service failures, political intrigue and price.  Two are bad and one of those is out of our control.  The final reason is not bad in and of itself; rather it reflects a difference of opinion over the value of the services we provide.

39.          Were Expeditors operations impacted by the independent trucker work stoppages at a number of East and Gulf Coast ports?  What percentage of Expeditors’ total ocean freight volumes flow through the Port of Miami and what measures were taken, if any, to avoid the bottlenecks at this particular port during the sustained two week work stoppage?

We don’t appear to have been tremendously affected. From a relative standpoint, we don’t have a large percentage of our freight that passes through the Port of Miami.  However, that is small consolation to a customer who is depending on a shipment and Miami is the only port of entry available. In other cases, freight was re-routed.

40.          I am very interested in the recent performance of your company.  A friend of a friend has told me that much of your recent success is due to your domestic airfreight business rather than just the growth in Asia.  Can you confirm this?  Are you doing better than expected in the U.S. domestic airfreight market?

Real friends don’t talk to folks who don’t know what they’re talking about.  Our domestic product is doing well, definitely above our expectations.  However, we had no real profitability expectations this year for the domestic product other than to be slightly profitable while getting the product launched, refining our systems and implementing the product throughout our North American network.

From a profitability contribution standpoint for the first half of 2004, imagine a “BB” rolling around in a barrel.  Our North American transportation product is the BB and our global profitability is the rest of the space in that barrel.

41.          We have heard from major retailers, some technology companies, and even some heavy industrial companies that their growth, while still solidly positive year-over-year, has decelerated from earlier months this year. Based on Expeditors’ experience through July 2004, do you get any sense that these trends are occurring in your business?  If so, has any particular end market (e.g., retail, technology, etc.) shown such trends?  Please elaborate. Did second quarter 2004 freight flows follow typical trends resulting in a strong quarter-end volumes?

From a macro perspective as of July 2004, we have not seen this “deceleration” that you mentioned.  There was a strong finish in the back part of June to finish out the second quarter of 2004 with a flourish.

42.          Tight capacity points have appeared at various areas of the supply chain through the first six months of 2004, despite what is generally the “lighter” half of the shipping year.  Do you get any sense based on your discussions with customers that some of this stronger volume thus far in 2004 is an attempt by the customers to move some of the volume ahead of the second half busy season?  Have your discussions this year with customers focused more than in the past on various solutions/alternatives required to accommodate what could be very tight capacity constraints come the fall?

We have not noticed any universal trend by customers to “front-end” their shipping business to get a jump on the fall busy season.  However, it is generally accepted that we will have a peak season in the second half of 2004.

43.          Who do you see as your main competitors?

While we have a number of competitors, we don’t know if we have “main” competitors.  Our competitors differ from region to region and even customer to customer.

The competition consists of the usual suspects (UPS, FEDEX, DHL/Danzas, Panalpina, Schenkers, Kuehne & Nagel, Excel, Eagle, UTIW, Nippon Express, Kintetsu, and a whole host of smaller players and even some good “mom and pop” operations in certain markets.  Not every company named above competes with us in every market we serve.

Of those listed, not all are competitors in all markets.  That said, competitors are kind of like dogs that bite, you don’t ever feel comfortable turning your back on them, but chances are if you stick to your own business you won’t get bitten.

44.          Does UPS’s move into supply chain management exert any material effects on Expeditors?  If so, what is being done to counter it?  If that is something that you can share without affecting your competitive position, it would be nice to hear.  If not, well, that is understandable.

We’re always a little lost when we hear the words “supply chain management” in hushed and reverential tones.  From our perspective, UPS has been doing this stuff for years, as have we.

At its core, the objectives of this business are very simple—you need to take a bunch of stuff from over there and move that stuff to some place over here.  Yes, there are a myriad of sub-activities that need to occur here and there to make this happen, but by and large, the objectives are very clear.

There is a phenomenon among shippers these days, many of who have made colossal investments in “supply-chain management” software, to attempt to manage this process by introducing complicated concepts and procedures that are largely extraneous and of questionable value.  They wrap these complicated extraneous procedures in fancy-sounding names for the purpose of “upgrading” the process in the minds of the un-initiated (for example, garbage collector is to sanitation engineer what freight forwarder is to logistician while logistician is to supply chain manager).

In the end, we’re still talking about moving stuff from over there to some place over here, as quickly as possible for the lowest price with the highest reliability and best communication.  The real purpose of some of these “supply chain management” solutions is to try to commoditize a service, that by its nature is not a commodity.  Services are not generic. A haircut is not a haircut is not a haircut, and neither is supply-chain management.

We’re not particularly concerned about what UPS does or doesn’t do. We’re more concerned with meeting the global transportation needs of our customers.  The customer can describe those needs in any terms they like.  If they need us to dance, we dance.  If they need us to logisticate, we logisticate, if they need us to supply chain manage, we can do that as well.   As long as we can do so profitably and in a way that allows us to generate positive returns without increasing assets at risk, we try to be as accommodating as we can, terminology notwithstanding.

45.          In your Customs Brokerage business, have you seen an incremental increase in customer volumes as a result of tighter homeland security? Have you experienced increased costs in dealing with added complexity of clearing freight?

Tighter homeland security does nothing to increase customer volumes.  It may require additional work as more goods may be selected for on-site inspections, but we can’t think of anything that tighter security does to increase customer volumes.

Yes, there are more costs and more complexities, but so far, they have not been significant, particularly on a unitary basis.

46.          How quickly can you obtain contracted charter airfreight outside of the passenger airfreight market if you were to see a drastic change in passenger travel levels?

That market tends to react very quickly. While we have no idea what you have in mind, we think we will fair as well as anyone in getting this type of dislocation sorted out.

47.          Does Expeditors have contingency plans in place with its underlying ocean carriers in the event an indefinite port closure (i.e. divert freight through alternate ports)?

Yes

48.          Thanks for taking the time to think about and answer some of my questions!  I’d welcome an opportunity to speak (in person or by phone) with Expeditors management team.  Please let me know if this would be possible sometime during the next month.

We typically will meet with interested parties who are willing to travel to Seattle and who are willing to work around our schedule for managing the company.

49.          Would it be possible to arrange a visit to a local branch?

That depends on whether or not you have freight.  Our branches are primarily focused on delivering a high quality of customer service not educating or entertaining the investment community.

50.          Please note that I am a shareholder in your firm.  I have left two messages with personnel from Expeditors in my quest to learn of your philanthropic policies and have not gotten a reply.  Please advise accordingly how one would pursue a donation request from Expeditors for a 501(c)(3) that is involved in promoting international trade in our region.

Actually, you got our reply and didn’t realize it. It came in the form of silence.   We don’t have a philanthropic policy and don’t feel obligated to reply to requests from people (shareholders or not) soliciting donations.

Before we give away any significant funds that belong to our shareholders, we take the request to our outside directors who provide approvals on a case-by-case basis.  Only if the idea passes muster with the outside members will we budget for the project.  In general, the project must have a broad reach and offer benefits to the shareholders in the form of increased visibility for the company through the support of worthwhile projects. Your particular organization looked more like an industry trade group to us.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 12, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

August 12, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President and Chief Financial Officer and Treasurer